Exhibit 99.1

NEWS RELEASE For Immediate Release

Rockwood Announces Executive Leadership Changes

Princeton, NJ USA (June 18, 2014) — Rockwood Holdings, Inc. (NYSE: ROC) announced today that Seifi Ghasemi will step down as the Company’s Chief Executive Officer on June 30, 2014, in order to become Chairman, President and Chief Executive Officer of Air Products & Chemicals, Inc. (NYSE:APD).  Mr. Ghasemi will remain Chairman of the Board of Directors of Rockwood until January 1, 2015 and continue thereafter as director.

As part of the succession plan, the Rockwood Board of Directors has appointed Robert J. Zatta as Acting Chief Executive Officer effective July 1, 2014, in addition to his role as Chief Financial Officer.  The Company also announced that Thomas J. Riordan, Senior Vice President, Law & Administration and Corporate Secretary, has been named Executive Vice President and Chief Administrative Officer.  Steffen Haber, President of Rockwood Lithium and Joris Merckx, President of Chemetall Surface Treatment, will continue in their current roles, and will report to Mr. Zatta.

“Bob is a highly skilled leader who has served as Rockwood’s CFO for more than 13 years.  His deep knowledge of the Company and his significant strategic, operational, international and financial experience make him an excellent choice to guide Rockwood through this transition,” said Douglas L. Maine, Lead Independent Director of Rockwood’s Board.  “Tom has also demonstrated strong leadership and execution during his long tenure at Rockwood, and we expect him to continue to play an invaluable role.  The Rockwood Board of Directors will initiate a search process to identify a permanent CEO, which will include Bob and other candidates.”

Mr. Ghasemi said, “It has been an honor to lead Rockwood for the past 13 years, and I am incredibly proud of the significant accomplishments our team has achieved together.  I have great confidence in Bob and Tom, as I know that under their stewardship, Rockwood will continue to execute well against its strategy in the future.  I look forward to continuing to work with the team in my capacity as Chairman.”

“On behalf of the entire Rockwood Board, I want to thank Seifi for his industry leadership, vision and execution over the past 13 years,” added Mr. Maine. “Seifi, Bob and Tom have led Rockwood through a significant period of transformation focusing the Company’s portfolio of assets, creating a leading global specialty chemical company and delivering significant returns for shareholders.  As a Board, we are confident that Bob and Tom will continue to advance and successfully execute on Rockwood’s strategy.”

“Rockwood continues on a solid path for future growth in its core businesses, Lithium and Surface Treatment,” said Mr. Zatta.  “Having recently completed our acquisition of the 49% ownership interest in Talison Lithium, Rockwood is now the premier diversified provider of lithium products to our global customers.  Our management team is focused on the continued and consistent execution of the Company’s strategy, and I look forward to continuing to work with them to create meaningful value for Rockwood’s shareholders.”

Robert J. Zatta has been Senior Vice President and Chief Financial Officer of Rockwood since April 2001.  Prior to joining Rockwood, Mr. Zatta spent 12 years with the Campbell Soup Company, where he held several significant financial management positions, including his latest position as Vice President responsible for Corporate Development and Strategic Planning.  Mr. Zatta has a B.S. in Business Administration and an M.B.A. in Finance.

Thomas J. Riordan has been Senior Vice President, Law & Administration of Rockwood since 2000.  Prior to that, Mr. Riordan was Vice President, Law & Administration of Laporte Inc. (Rockwood’s predecessor) since 1992 and joined Laporte in 1989.  Mr. Riordan worked for UOP from 1975 to 1989 where he held various positions, including Chief Litigation Counsel. Mr. Riordan has a B.A., an M.B.A. and a J.D.

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Rockwood Holdings, Inc. based in Princeton, N.J., is a leading global developer, manufacturer and marketer of technologically advanced and high value-added specialty chemicals, with a market capitalization of more than $5 billion.  It is a leading integrated and low cost global producer of lithium and lithium compounds used in lithium-ion batteries for electronic devices, alternative transportation vehicles and future energy storage technologies, meeting the significant growth in global demand for these products.  The company is also the second largest global producer of products and services for metal processing, servicing the aerospace, general and European luxury automotive industries.

For more information on Rockwood, please visit www.rocksp.com.

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Contact:                        Nahla A. Azmy

Vice President, Investor Relations & Communications

nazmy@rocksp.com

Phone: 609-524-1109

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”), including with respect to the future performance of the Talison joint venture and its impact on our earnings.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements.  Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized.  “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood, including without limitation, the payment of future dividends.  Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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